Exhibit 10.18

PROMISSORY NOTE

$72,091	Miami, Florida
November 12, 2019

FOR VALUE RECEIVED, the undersigned borrower (the “Borrower”) promises to pay to Lee Aerospace, Inc., a Kansas corporation (the “Lender”), at its principal office the principal sum of Seventy-Two Thousand Ninety-One Dollars ($72,091), together with interest on the outstanding principal amount at the rate of Five Percent (5.0%) per annum (computed on the basis of actual calendar days elapsed and a year of three hundred sixty-five (365) days), or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue to accrue on the outstanding principal until paid in accordance with the provisions hereof. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note (this “Note”).

1.        Maturity. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest of this Note shall become fully due and payable on the earlier of (i) the one (1) year anniversary of the date hereof, or (ii) the acceleration of the maturity of this Note pursuant to Section 2.

2.        Events of Acceleration. The entire unpaid principal amount of this Note and all then accrued and unpaid interest of this Note shall become fully due and payable upon the earliest of:

(i)        the closing of aggregate proceeds of at least One Million Dollars ($1,000,000) in new equity financing by the Borrower;

(ii)        immediately prior to the first filing by the Borrower of a registration statement under the Securities Act of 1933, as amended;

(iii)        the filing of a petition by or against the Borrower under any provision of the Bankruptcy Reform Act (Title 11 of the United States Code), as amended or recodified from time to time, or under any other law relating to bankruptcy, insolvency, reorganization or other relief for debtors;

(iv)        the appointment of a receiver, trustee, custodian or liquidator of or for any part of these assets or property of the Borrower;

(v)        immediately prior to the closing of an acquisition of the Borrower, whether by merger or the purchase of all of its outstanding stock or all (or substantially all) of its assets, by an unrelated third party;

(vi)        the execution by the Borrower of a general assignment for the benefit of creditors; or

(vii)        the occurrence of an event of default under either of the Stock Pledge Agreements (as defined below).

3.        Form of Payment; Prepayment. All payments of principal and interest on this Note shall be made without offset or deduction in lawful tender of the United States to the Lender. All payments on this Note shall be applied first to the payment of accrued and unpaid interest, and thereafter to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest, may be made in whole or in part at any time without penalty.

4.        Security. The Borrower’s obligations under this Note shall be secured by a first-priority security interest in Fifty-Six Thousand Two Hundred Fifty (56,250) shares of the Borrower’s Common Stock held and owned of record, respectively, by each of Paul Antonio Pereira and John M. Cook II (collectively, the “Shares”). The Shares shall be pledged pursuant to the Third Amended and Restated Stock Pledge Agreements of even date herewith (in the form attached hereto as Exhibit A, collectively, the “Stock Pledge Agreements”), by and between, respectively, (i) the Lender and Paul Antonio Pereira, and (ii) the Lender and John M. Cook II, all terms of which are incorporated herein by this reference.

5.        Default. For purposes of this Note, the failure of the Borrower to pay when due the principal balance and accrued interest under this Note shall constitute an “Event of Default.” If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable without any action on the part of the Lender, and the Borrower shall immediately pay to the Lender all such amounts.

6.        Collection and Attorneys’ Fees. If any action is instituted to collect any indebtedness under this Note, then the Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with such action.

7.        Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, neither the Lender nor the Borrower may assign, pledge or otherwise transfer this Note without the prior written consent of the other party.

8.        Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Delaware, without giving effect to principles of conflicts of law thereof.

9.        Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

10.        Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived only with the written consent of the Lender and the Borrower.

[Signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first above written.

BORROWER

LECTREFY INC.

By:	/s/ Paul Antonio Pereira
Name:	Paul Antonio Pereira
Title:	Chief Executive Officer

Acknowledged and Agreed:

LENDER

LEE AEROSPACE, INC.

By:	/s/ James Lee
Name:	James Lee
Title:	Chief Executive Officer